Exhibit 13
                                                                      ----------

La Junta Administradora de MAVESA, considerando que la Clausula Decima de su documento constitutivo-estatutario le ordena orientar "en todo momento su actividad a la obtencion de los mejores intereses de la compania y a la creacion de valor para los accionistas"; considerando igualmente las Normas sobre Ofertas Publicas de Adquisicion, de Intercambio y Toma de Control de Sociedades que Hacen Oferta Publica de Acciones y otros Derechos sobre las Mismas, publicadas en la Gaceta Oficial de la Republica Bolivariana de Venezuela, N(0) 37.039 del 19 de septiembre de 2000 (Las Normas Venezolanas) y las regulaciones de valores de los Estados Unidos aplicables a los ADRs de Mavesa (Las Normas Americanas); considerando que es del mejor interes de la compania y de los accionistas y tenedores de ADRs que cualquier proceso de ofertas publicas se desarrolle en un contexto claro y transparente, con igualdad de oportunidades para todos los posibles competidores, asi como que se cumplan plenamente Las Normas Venezolanas y las Normas Americanas y cualquier otra normativa aplicable; ha decidido dictar un Reglamento de aplicacion general que regulara la conducta que debera llevar a cabo la compania durante cualquier proceso de oferta publica de adquisicion, intercambio o toma de control. Dicho Reglamento se regira por las siguientes disposiciones:

ARTICULO PRIMERO: A los fines de garantizar el libre desarrollo de las Ofertas, y no incurrir en ninguna de las actividades obstaculizadoras previstas en el numeral 2 del articulo 11, en concordancia con el articulo 34 de Las Normas Venezolanas, la Junta Administradora asegurara, a partir de la divulgacion del Informe, o aun antes si, por cualquier medio llegase a tener conocimiento de la intencion del potencial iniciador o de cualquier Accionista de control, y durante la vigencia de cualquier oferta publica hasta la fecha de la Asamblea prevista en el articulo Tercero del presente Reglamento, que la Compania y sus subsidiarias seguiran las siguientes reglas.

1) Conduciran sus operaciones dentro del curso ordinario de sus negocios, en forma consistente con las practicas empleadas en los ultimos doce meses, salvo por las operaciones que se encuentren en proceso para la fecha de iniciarse la Oferta.

2) No incurriran en ninguna de las causales de disolucion de la compania o de sus subsidiarias previstas en las normas que le sean aplicables, ni las liquidaran, fusionaran ni escindiran.

3) No enajenaran todo o parte de los activos fijos significativos para el normal desarrollo del negocio de la sociedad y sus subsidiarias o derechos de propiedad industrial; ni constituiran ningun tipo de gravamen sobre todo o parte de sus activos fijos significativos requeridos para el normal desarrollo del negocio o derechos de propiedad industrial, salvo con respecto a operaciones que esten en curso.

4) No despediran ni contrataran injustificadamente a empleados (sin embargo, respetaran los compromisos laborales asumidos con anterioridad a la fecha de inicio de la respectiva oferta); ni celebraran contratos de importancia con sus empleados, ni incrementaran remuneraciones o beneficios de naturaleza laboral (salvo los contemplados en las convenciones colectivas vigentes o en la ley). Tampoco afectaran en forma significativa y adversa las relaciones que para ese momento mantenga con proveedores, contratistas y clientes.

5) No convocaran asambleas de accionistas cuya finalidad sea autorizar pagar o abonar dividendos o distribuciones a sus accionistas, salvo por
       (i) los montos requeridos conforme al articulo 115 de la Ley de Mercado de Capitales; (ii) dividendos pagaderos total o parcialmente a la sociedad por parte de sus Subsidiarias; tampoco convocaran asambleas de accionistas cuyo objeto sea aprobar uno de los supuestos previstos en el articulo 280 del Codigo de Comercio o la reforma del documento constitutivo estatutario; ni modificaran su costumbre de pago trimestral de dividendos.

6) No amortizaran o adquiriran sus respectivas acciones o ADRs, incluyendo sin limitacion, adquisicion de acciones o ADRs conforme a un plan de recompra vigente y la adquisicion en participaciones reciprocas; tampoco venderan o distribuiran acciones o ADRs en tesoreria.

7) No emitiran acciones o valores que puedan canjearse o convertirse en acciones, o valores que puedan transmitir el derecho de voto en Mavesa o sus subsidiarias, ni otorgaran opciones que confieran el derecho de suscribir, adquirir o canjear acciones o ADRs de Mavesa.

8) Cumpliran oportunamente con sus obligaciones derivadas de leyes, reglamentos, resoluciones y demas normas aplicables.

9) Mantendran las polizas de seguros existentes en su nivel de cobertura actual.

10) No modificaran, ni daran por terminados, ni incumpliran o cederan Contratos que prevean pagos superiores a un millon de dolares de los Estados Unidos de America (US$ 1.000.000,oo), o su contravalor en bolivares, o derechos de propiedad industrial, contratos que contemplen clausulas de cambio de control, ni contratos con personas relacionadas. No celebraran otros contratos similares a los anteriormente enunciados; ni renunciaran, ni transigiran, ni desistiran o convendran en juicios en relacion con cualquiera de sus derechos bajo cualesquiera de dichos contratos, ni arrendaran sus activos.

11) No incurriran ni asumiran endeudamientos financieros que excedan de aquellos necesarios para asegurar el normal funcionamiento del negocio en forma consistente con las practicas empleadas en los ultimos doce meses; ni garantizaran obligaciones de terceros distintos de sus subsidiarias; ni otorgaran prestamos o adelantos; ni realizaran inversiones, salvo por las que se encuentren en proceso o por inversiones en el curso ordinario de los negocios.

12) No modificaran ninguno de sus metodos o practicas de contabilidad, salvo las modificaciones requeridas por ley, normas del mercado de valores o por los principios de contabilidad de general aceptacion.

13) No convendran en realizar ni realizaran pagos o prestaciones de cualquier naturaleza al Iniciador con el proposito de que este desista de su Oferta.

14)    No  fijaran   remuneraciones   excepcionales  a  los  administradores  no
       consistentes con las practicas de la compania durante los tres (3) ultimos ejercicios anuales.

15)    No instrumentaran algun plan o convenio que obstaculice la Oferta.

ARTICULO SEGUNDO: Divulgado como ha sido el Informe de una Oferta Publica de Toma de Control de Primor Alimentos, C.A. sobre la Compania, Mavesa, S.A. publico el 22 de febrero de 2001 el Reglamento contentivo del procedimiento para el Ejercicio del Derecho de Preferencia, a tenor de lo previsto en el Articulo Sexto del Documento Constitutivo de MAVESA podra ejercer su derecho preferente para adquirir, en proporcion a su tenencia accionaria, al mismo precio, plazo y condiciones establecidas por el Iniciador, las acciones que otros accionistas deseen vender o intercambiar al Iniciador de dichas ofertas. ARTICULO TERCERO:
Si resulta exitosa alguna oferta publica de adquisicion, intercambio o toma de control, la Junta Administradora convocara una Asamblea Extraordinaria de Accionistas de la compania a ser celebrada a mas tardar dentro de los seis (6) dias habiles bursatiles siguientes a la fecha de pago de la o las ofertas respectivas, cuyo unico objeto sea la designacion de nuevos miembros de la Junta Administradora y los comisarios que reflejen la nueva composicion accionaria derivada de la o las ofertas. En el caso de una oferta publica de toma de control que resulte exitosa, los Directores renunciaran a sus cargos. ARTICULO
CUARTO: Al divulgarse el Informe contentivo de las condiciones de la Oferta, o aun antes, si la Junta Administradora llega a tener conocimiento por cualquier medio de la intencion del Iniciador o de los accionistas de control, comunicara al Comite de Opas, el Informe y, en su caso, cualquier informacion recibida de un potencial Iniciador o de cualquier Accionista de Control a los fines de que este Comite, previa consulta con los asesores financieros y legales que estime pertinente contratar, emita, dentro de los dos (2) dias habiles siguientes a la recepcion de la referida informacion, su recomendacion especifica acerca de los beneficios y riesgos que las condiciones de la Oferta presenten para los accionistas de la sociedad, la cual no sera vinculante.

La Junta Administradora se reunira inmediatamente para considerar y resolver acerca de la recomendacion del Comite de Opas. En cumplimiento de las normas que garantizan la transparencia del mercado de valores, la Junta Administradora hara del conocimiento publico, de forma inmediata, cualquier decision en relacion con la Oferta.

En todo caso, la Junta Administradora, a mas tardar el quinto dia habil bursatil siguiente a la divulgacion del informe presentara sus observaciones a la Oferta en los terminos previstos en el articulo 12 de Las Normas Venezolanas.

Si, una vez iniciada una oferta, surgiere una Oferta Competidora, la Junta Administradora, a los fines de formular sus observaciones a la misma, procedera en la forma antes mencionada. A los fines de comparar en forma equivalente ambas ofertas; diferenciar los riesgos y beneficios individuales que cada una de ellas presenta para los accionistas; y determinar cual de ellas resulta, como un todo, mas beneficiosa para estas, tanto la Junta Administradora como el Comite de Opas deberan proceder a:

1) Analizar, de manera objetiva e independiente, cada una de las Ofertas, previa consulta con los asesores legales y financieros que estime pertinente contratar.

2) Determinar cuales son los riesgos y beneficios, tomando en consideracion, entre otros elementos involucrados en cada una de las ofertas: (i) el precio, forma de pago, terminos y condiciones de cada una de las ofertas; (ii) la capacidad economica de cada Iniciador, tomando en consideracion elementos de calificacion de riesgo; (iii) la calidad de las garantias ofrecidas por cada Iniciador; (iv) los planes de negocios para los proximos tres anos presentados por cada iniciador;
         (v)  los  planes  de cada  Iniciador  para  modificar  la  politica  de dividendos de la sociedad; (vi) los planes de cada Iniciador relacionados con el mantenimiento de las acciones en el mercado de capitales; (vii) el numero o porcentaje de acciones que cada Iniciador se obliga a adquirir, y existencia o no de prorrateo; y (viii) cualquier otro plan de negocios previsto por cada Iniciador que pudiera afectar, en forma positiva o negativa a los accionistas que no acepten vender sus acciones.

3) Establecer luego de un analisis objetivo e independiente, aquella que presenta, como un todo, un mayor valor agregado para los accionistas, desde un punto de vista economico- financiero.

Aun si la Junta Administradora hubiere recomendado la Oferta presentada por el Iniciador inicial, podra cambiar su opinion y recomendar la oferta competidora si, luego de proceder en la forma arriba mencionada, concluye que esta resulta mas favorable a los accionistas.

En todo caso, el Informe de la Junta Administradora debera ser motivado, debera expresar las condiciones en las cuales se emitio la opinion y reflejar cualquier voto disidente, si lo hubiere. Las observaciones realizadas por la Junta Administradora seran hechas del conocimiento publico, previa notificacion a la Comision Nacional de Valores, mediante la publicacion tanto en los diarios El Universal y El Nacional, y seran consignadas en las Bolsas de Valores, entregadas al Iniciador y difundidas en la forma prevista en las Normas Relativas a la Transparencia de los Mercados de Capitales

ARTICULO QUINTO: En atencion a lo previsto en el numeral 4 del literal a) del numeral 2 del articulo 11 de Las Normas Venezolanas, el cual prohibe la adquisicion adicional de participaciones de autocontrol, sea bajo la forma de acciones en tesoreria o de participaciones reciprocas, salvo aquellas realizadas en los terminos senalados en la Ley de Mercado de Capitales, a los fines de no obstaculizar la adecuada formacion del precio de las acciones y de no obstruir el desarrollo de una oferta, la Junta Administradora,
desde  el  momento  de la  divulgacion  del correspondiente   Informe  preparado
por  el  Iniciador  y  divulgado,   previa autorizacion  de la  Comision
Nacional de Valores, o aun antes, si tuviere conocimiento, por cualquier medio, de la intencion del Iniciador o de los Accionistas de Control, suspendera en forma inmediata, hasta la conclusion del proceso de la Oferta, la ejecucion de cualquier plan de recompra en proceso de ejecucion. A partir de ese momento, se abstendra de realizar operaciones que de alguna forma concreten la adquisicion de participaciones accionarias reciprocas, en los terminos definidos en el articulo 66 de la ley de Mercado de Capitales.

ARTICULO SEXTO: En cuanto a la informacion a ser suministrada a los iniciadores de Ofertas publicas de adquisicion, intercambio o toma de control, se seguiran las siguientes reglas:

1) Todos los Iniciadores de Ofertas tendran iguales derechos a la informacion publica de la compania.

2)     Con  respecto a la  informacion  que no es del  conocimiento  publico
       o de naturaleza o tratamiento confidencial, el Iniciador debera celebrar un contrato de confidencialidad con estipulaciones satisfactorias para MAVESA .

3) La informacion sera suministrada en horas de oficina de MAVESA, previa notificacion con una anticipacion razonable.

4) Los gastos relativos al suministro de cualquier informacion estaran a cargo del solicitante respectivo.

5) MAVESA colaborara en la medida que sea posible en la obtencion de la identidad y direccion de los accionistas y tenedores, asi como en la averiguacion sobre la existencia de gravamenes sobre las acciones y ADRs.

ARTICULO SEPTIMO: El presente Reglamento sera divulgado de conformidad con las Normas Relativas a la Transparencia de los Mercados de Capitales.